Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2015 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Board of Directors Declares $0.055 Per Share Cash Dividend

Financial Highlights

•                  2015 Q4 revenues of $497.1 million, compared to 2014 Q4 revenues of $487.6 million

•                  2015 Q4 net income attributable to Primoris of $12.6 million, compared to 2014 Q4 net income attributable to Primoris of $8.9 million

•                  2015 revenues of $1,929 million, compared to 2014 revenues of $2,086 million

•                  2015 net income attributable to Primoris of $36.9 million, compared to 2014 net income attributable to Primoris of $63.2 million

•                  A total backlog of $2.1 billion at December 31, 2015

•                  A 4.8% increase over 2014’s year-end backlog and

•                  A 1.9% sequential quarterly increase over third quarter 2015’s backlog

•                  A cash balance of $161 million at December, 31, 2015

•                  A record tangible net worth of $322.6 million at December 31, 2015, a 9% increase over tangible net worth at December 31, 2014.

Dallas, TX — February 25, 2016— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its fourth quarter and year ended December 31, 2015.

The Company also announced that on February 22, 2016 its Board of Directors declared a $0.055 per share cash dividend to stockholders of record on March 31, 2016, payable on or about April 15, 2016.

David King, President and Chief Executive Officer of Primoris, commented, “We have finished a year during which the headline news seemed to foretell doom for part of our industry.  I am pleased that Primoris is proving that our strategic business model, with a focus on diverse end markets, can weather the storm.  We remained profitable in each quarter, and we ended the year in a strong financial position, with a cash balance at twelve month highs and a backlog of $2.1 billion.”

Mr. King continued, “I see multiple avenues of growth for Primoris in 2016, which will allow us to generate better financial results.  We remain confident of a mid-year start to projects in the large diameter pipeline market, kicking off a multi-year expansion cycle delivering natural gas to utility customers along the East Coast.  The industrial, power, LNG, and heavy civil markets all have opportunities for organic growth in the year.  Our Master Service Agreements (“MSAs”) in the distribution market will continue to provide a dependable and growing base of business.   Primoris’s opportunities for new awards continue to expand, and we believe we can grow our bottom line in 2016 while at the same time increasing our backlog.”

2015 FOURTH QUARTER RESULTS OVERVIEW

Revenues in the fourth quarter 2015 increased by $9.5 million, or 2.0%, to $497.1 million from $487.6 million for the same period in 2014.  The increased revenues were mainly due to increases in the East and West Construction services segments.  Gross profit for the fourth quarter 2015 increased by $14.1 million, or 28.2%, to $63.7 million from $49.6 million for the same period in 2014.  The increase in gross profit was due to improved margins in both the East and West Construction Services segments.

SEGMENT RESULTS

•              West Construction Services (“West segment”) — The West segment includes the underground and industrial operations and construction services performed by ARB, ARB Structures, Rockford, Q3C, and Vadnais.  Most of the entities perform work primarily in California; however, Rockford operates throughout the United States and Q3C operates in Colorado and the upper Midwest United States.  The segment also includes the operations of the Blythe, Wilmington and Carlsbad joint ventures.

•              East Construction Services (“East segment”) — The East segment includes the James Construction Group (“JCG”) Heavy Civil division, the JCG Infrastructure and Maintenance (“I&M”) division, BW Primoris, and Cardinal Contractors, located primarily in the southeastern United States and in the Gulf Coast region of the United States.

•              Energy (“Energy segment”) — The Energy segment businesses are located primarily in the southeastern United States, the Gulf Coast region and the upper Midwest region of the United States. The segment includes the PES pipeline and gas facility construction and maintenance operations, the PES Industrial division, and the newly acquired Aevenia, Surber, and Ram-Fab operations. Additionally, the segment includes the OnQuest, Inc. and OnQuest Canada, ULC operations for the design and installation of liquefied natural gas (“LNG”) facilities and high-performance furnaces and heaters for the oil refining, petrochemical and power generation industries.

Segment Revenues

(in thousands, except %)

	For the three months ended December 31,
	2015 Unaudited		2014 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

West	$228,828	46.0%	$216,270	44.4%
East	149,952	30.2%	128,951	26.4%
Energy	118,365	23.8%	142,371	29.2%
Total	$497,145	100.0%	$487,592	100.0%

Segment Gross Profit

(in thousands, except %)

	For the three months ended December 31,
	2015 Unaudited		2014 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West	$38,536	16.8%	$27,745	12.8%
East	8,901	5.9%	1,154	0.9%
Energy	16,288	13.8%	20,717	14.6%
Total	$63,725	12.8%	$49,616	10.2%

West Segment:  Revenues in the West segment increased by $12.6 million in the fourth quarter 2015 compared to the fourth quarter 2014, as increases at ARB, ARB Structures and Q3C totaling $39.9 million more than offset a decrease of $30.0 million at Rockford.    Gross profit for the West segment increased by $10.8 million in the fourth quarter 2015 compared to the fourth quarter 2014, primarily due to the increased revenues for the higher margin utility work and an increase at Rockford.  As a substantial amount of Rockford’s prior year fourth quarter revenues were from a project in a loss position,  gross profit increased even with the substantial decline in revenue.

East Segment:  Revenues in the East segment increased by $21.0 million in the fourth quarter 2015 compared to the fourth quarter 2014, driven primarily by an increase at the JCG I&M division from work at a major petrochemical project in Southern Louisiana.  The gross profit for the East segment increased by $7.7 million in the quarter, primarily due to the increased revenues and improved profitability in the JCG I&M division.

Energy Segment:  Revenues in the Energy segment decreased by $24.0 million in the fourth quarter 2015 compared to the fourth quarter 2014, driven primarily by decreases at the Saxon division of Primoris Energy Services and at OnQuest, as neither business unit was able to replace large projects that were active in the fourth quarter of 2014.  The gross profit for Energy decreased by $4.4 million in the quarter, mainly due to the decline in revenues.

OTHER INCOME STATEMENT INFORMATION

Selling, general and administrative expenses (“SG&A”) were $41.3 million, or 8.3% of revenues for the 2015 fourth quarter, compared to $33.2 million, or 6.8% of revenues for the 2014 fourth quarter.  The increase in SG&A for the quarter is due primarily to increased personnel expense and increased professional fees.

Operating income for the 2015 fourth quarter was $22.5 million, or 4.5% of total revenues, compared to $16.5 million, or 3.4% of total revenues, for the same period last year.

Net non-operating items in the 2015 fourth quarter resulted in expenses of $1.0 million, compared to $1.6 million in net expenses in the 2014 fourth quarter.

The provision for income taxes for the 2015 fourth quarter was $8.8 million, for an effective tax rate on income attributable to Primoris of 41.2%, compared to $5.8 million, for an effective tax rate on income attributable to Primoris of 39.5%, in the 2014 fourth quarter.

Net income attributable to Primoris for the 2015 fourth quarter was $12.6 million, or $0.24 per diluted share, compared to net income attributable to Primoris of $8.9 million, or $0.17 per diluted share, in the same period in 2014.

Fully diluted weighted average shares outstanding for the 2015 fourth quarter increased slightly to 51.82 million from 51.71 million in the fourth quarter of 2014.  The increase in shares was due to shares issued to certain senior managers and executives as part of the Primoris Long-Term Retention Plan and as compensation to the non-employee members of the Board of Directors.

2015 FULL YEAR RESULTS OVERVIEW

Segment Revenues

(in thousands, except %)

	For the twelve months ended December 31,
	2015 Unaudited		2014 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

West	$913,626	47.4%	$964,093	46.2%
East	612,174	31.7%	489,926	23.5%
Energy	403,615	20.9%	632,175	30.3%
Total	$1,929,415	100.0%	$2,086,194	100.0%

Segment Gross Profit

(in thousands, except %)

	For the twelve months ended December 31,
	2015 Unaudited		2014 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West	$130,255	14.3%	$143,468	14.9%
East	42,523	6.9%	25,749	5.3%
Energy	47,095	11.7%	66,823	10.6%
Total	$219,873	11.4%	$236,040	11.3%

OTHER FINANCIAL INFORMATION

Primoris’s balance sheet at December 31, 2015 included cash and cash equivalents of $161.1 million, working capital of $270.7 million, total debt and capital leases of $275.3 million and stockholders’ equity of $483.5 million.  Primoris’s tangible net worth at December 31, 2015 was $322.6 million.

Based on expected start dates for current projects in backlog, anticipated levels of customer maintenance, MSA spending, and new project awards, and given the recent uncertainty caused by the energy markets, the Company estimates that for the four quarters ending December 31, 2016, net income attributable to Primoris will be between $1.15 and $1.30 per fully diluted share.

BACKLOG

	Backlog at December 31, 2015 (in millions)			Expected Next Four Quarters Total Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition

West	$577	$500	$1,077	86%
East	752	4	756	52%
Energy	188	67	255	99%
Total	$1,517	$571	$2,088

At December 31, 2015, Fixed Backlog was $1.52 billion, compared to $1.55 billion at December 31, 2014.  During 2015, more than $1.3 billion of revenues was recognized from Fixed Backlog.

At December 31, 2015, MSA Backlog was $571 million, compared to $445 million at December 31, 2014.  During 2015, approximately $565 million of revenues was recognized from MSA projects.  MSA Backlog represents estimated MSA revenues for the next four quarters.

Total Backlog at December 31, 2015 was $2.09 billion, compared to $1.99 billion at December 31, 2014.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenues.  There is a certain percentage of total revenues, from projects such as cost reimbursable and time-and-materials projects, that do not flow through backlog.  Any project may still be cancelled at the convenience of our customers.

CONFERENCE CALL

David King, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Thursday, February 25, 2016 at 11:00 am Eastern Time / 10:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8293 (Domestic)

•            (201) 689-8349 (International)

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13623801, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris’ website at www.prim.com. Once at the Investor Relations section, please click on “Events & Presentations”.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company’s national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2014, as updated through the Quarterly Report on Form 10-Q for the period ended September 30, 2015, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenue	$497,145	$487,592	$1,929,415	$2,086,194
Cost of revenue	433,420	437,976	1,709,542	1,850,154
Gross profit	63,725	49,616	219,873	236,040
Selling, general and administrative expenses	41,252	33,161	152,104	132,248
Operating income	22,473	16,455	67,769	103,792

Other income (expense):
Income from non-consolidated entities	—	—	—	5,250
Foreign exchange gain (loss)	(338)	300	(763)	374
Other income (expense)	1,451	(115)	1,723	(743)
Interest income	34	8	56	88
Interest expense	(2,125)	(1,791)	(7,688)	(6,433)

Income before provision for income taxes	21,495	14,857	61,097	102,328

Provision for income taxes	(8,787)	(5,833)	(23,946)	(38,646)
Net income	$12,708	$9,024	$37,151	$63,682

Net income attributable to noncontrolling interests	(153)	(94)	(279)	(526)

Net income attributable to Primoris	$12,555	$8,930	$36,872	$63,156

Earnings per share:
Basic:	$0.24	$0.17	$0.71	$1.22
Diluted:	$0.24	$0.17	$0.71	$1.22

Weighted average common shares outstanding:
Basic	51,676	51,561	51,647	51,607
Diluted	51,825	51,710	51,798	51,747

CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Amounts)
(Unaudited)

	December 31,	December 31,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$161,122	$139,465
Short-term investments	—	30,992
Customer retention deposits and restricted cash	2,598	481
Accounts receivable, net	320,588	337,382
Costs and estimated earnings in excess of billings	116,455	68,654
Inventory and uninstalled contract materials	67,796	58,116
Prepaid expenses and other current assets	18,265	31,720
Total current assets	686,824	666,810
Property and equipment, net	283,545	271,431
Deferred tax assets - long-term	1,075	—
Intangible assets, net	36,438	39,581
Goodwill	124,161	119,410
Other long-term assets	211	400
Total assets	$1,132,254	$1,097,632

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$124,450	$128,793
Billings in excess of costs and estimated earnings	139,875	158,595
Accrued expenses and other current liabilities	93,596	83,401
Dividends payable	2,842	2,062
Current portion of capital leases	974	1,650
Current portion of long-term debt	54,436	38,909
Current portion of contingent earnout liabilities	—	5,901
Total current liabilities	416,173	419,311
Long-term capital leases, net of current portion	22	657
Long-term debt, net of current portion	219,853	204,029
Deferred tax liabilities - long-term	—	5,929
Long-term contingent earnout liabilities, net of current portion	—	1,021
Other long-term liabilities	12,741	12,899
Total liabilities	648,789	643,846
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	163,344	160,186
Retained earnings	319,899	293,628
Noncontrolling interests	217	(33)
Total stockholders’ equity	483,465	453,786
Total liabilities and stockholders’ equity	$1,132,254	$1,097,632

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

(Unaudited)

	Twelve Months Ended
	December 31,
	2015	2014
Cash flows from operating activities:
Net income	$37,151	$63,682
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	58,408	50,918
Amortization of intangible assets	6,793	7,504
Goodwill & intangible asset impairment	401	—
Stock—based compensation expense	1,050	934
Gain on sale of property and equipment	(2,116)	(1,895)
(Income) from non-consolidated entities	—	(5,264)
Net deferred tax liabilities (assets)	(7,004)	8,970
Changes in assets and liabilities:
Customer retention deposits and restricted cash	(2,117)	4,823
Accounts receivable	19,528	(29,659)
Costs and estimated earnings in excess of billings	(47,499)	(11,508)
Other current assets	4,949	(25,767)
Other long-term assets	189	72
Accounts payable	(5,086)	921
Billings in excess of costs and estimated earnings	(19,619)	(14,770)
Contingent earnout liabilities	(6,722)	(4,145)
Accrued expenses and other current liabilities	11,729	(7,354)
Other long-term liabilities	(1,658)	(1,361)
Net cash provided by operating activities	48,377	36,101

Cash flows from investing activities:
Purchase of property and equipment	(67,097)	(87,954)
Proceeds from sale of property and equipment	9,889	5,814
Purchase of short-term investments	—	(33,770)
Sale of short-term investments	30,992	21,464
Cash received for the sale of Alvah minority interest	—	6,439
Cash paid for acquisitions	(22,302)	(14,596)
Net cash used in investing activities	(48,518)	(102,603)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	75,278	58,519
Repayment of capital leases	(1,336)	(3,276)
Repayment of long-term debt	(43,927)	(35,107)
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,621	1,671
Cash distribution to non-controlling interest holder	(29)	(1,590)
Repurchase of Common Stock	—	(2,844)
Dividends paid	(9,809)	(7,483)
Net cash provided by financing activities	21,798	9,890

Net change in cash and cash equivalents	21,657	(56,612)
Cash and cash equivalents at beginning of the period	139,465	196,077
Cash and cash equivalents at end of the period	$161,122	$139,465